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400 Somerset St., New Brunswick, NJ 08901

732.342.7600

MAGYAR BANCORP, INC. ANNOUNCES SECOND QUARTER FINANCIAL RESULTS

New Brunswick, New Jersey, April 23, 2015 – Magyar Bancorp (NASDAQ: MGYR) (the “Company”), parent company of Magyar Bank, reported today the results of its operations for the three and six months ended March 31, 2015.

The Company reported net income of $147,000 for the three months ended March 31, 2015, compared to net income of $63,000 for the three months ended March 31, 2014. Net income for the six months ended March 31, 2015 was $329,000 compared to net income of $193,000 for the six months ended March 31, 2014.

The net income per share was $0.03 for the three months ended March 31, 2015 compared to $0.01 for the three months ended March 31, 2014. The net income per share was $0.06 for the six months ended March 31, 2015 compared to $0.03 for the six months ended March 31, 2014.

“We’re pleased to report another solid quarter for Magyar Bancorp”, stated John Fitzgerald, President and Chief Executive Officer. “The significant progress we have made in improving our balance sheet has resulted in a higher net interest margin and improved earnings. During the quarter, we saw our levels of non-performing loans decline by 23% on a linked quarter basis, and our total non-performing assets declined by 7.8% during the same time period. Our level of non-performing loans to total loans receivable as of March 31, 2015 has dropped to 1.98%.”

Mr. Fitzgerald added, “As a result of the reduction in expenses associated with maintaining bank owned properties, and our ability to return these assets to interest earning assets, we generated a 133% increase in earnings for this quarter over the quarter ending March 31, 2014. In addition, our net interest margin rose to 3.37% for the three months ended March 31, 2015 from 3.33% for the three months ended March 31, 2014. With continued improvement in our core earnings and further reduction in our levels of non-performing assets, we expect to maintain our earnings momentum through the second half of our fiscal year.”

Results from Operations for the Three Months Ended March 31, 2015

Net income increased $84,000 during the three-month period ended March 31, 2015 compared with the three-month period ended March 31, 2014 due to higher net interest and dividend income, which increased $71,000, lower provisions for loan loss, which decreased $211,000, and higher non-interest income, which increased $83,000. Partially offsetting these items were higher non-interest expenses, which increased $219,000.

Net interest and dividend income increased $71,000 to $4.0 million for the three months ended March 31, 2015 from $3.9 million for the three months ended March 31, 2014. The Company’s net interest margin increased by 4 basis points to 3.37% for the quarter ended March 31, 2015 compared to 3.33% for the quarter ended March 31, 2014. The yield on interest-earning assets fell 5 basis points to 4.01% for the three months ended March 31, 2015 from 4.06% for the three months ended March 31, 2014 primarily due to the lower interest rate environment. The cost of interest-bearing liabilities fell 10 basis points to 0.79% for the three months ended March 31, 2015 from 0.89% for the three months ended March 31, 2014. The decrease in the cost of interest-bearing liabilities was attributable to the lower rate environment and a more favorable funding composition comprised of a larger percentage of lower-cost deposit account balances.

Interest and dividend income decreased $26,000, or 0.5%, to $4.8 million for the three months ended March 31, 2015 from the three months ended March 31, 2014. The decrease was attributable to a 5 basis point decrease in the yield on such assets to 4.01%, offset by a $3.4 million, or 0.7%, increase in the average balance of interest-earning assets for the quarter ended March 31, 2015 compared with the prior year period. Interest expense decreased $97,000, or 11.2%, to $766,000 for the three months ended March 31, 2015 from $863,000 for the three months ended March 31, 2014. The average balance of interest-bearing liabilities decreased $906,000, or 0.2%, between the two periods, while the cost on such liabilities fell 10 basis points to 0.79% for the quarter ended March 31, 2015 compared with the prior year period.

The provision for loan losses was $170,000 for the three months ended March 31, 2015 compared to $381,000 for the three months ended March 31, 2014. The provision for loan losses decreased during the current period compared with the prior year period due to lower levels of specific reserves, which declined to $120,000 at March 31, 2015 from $983,000 at March 31, 2014. Net charge-offs were $295,000 for the three months ended March 31, 2015 compared to $106,000 for the three months ended March 31, 2014.

The loan charge-offs during the three months ended March 31, 2015 resulted from write-downs of five impaired loans. The non-performing loans were written down by $695,000 based on updated appraisals of the real estate collateralizing the loans. Offsetting the charge-offs were recoveries totaling $400,000 during the quarter.

Non-interest income increased $83,000, or 22.4%, to $453,000 during the three months ended March 31, 2015 compared to $370,000 for the three months ended March 31, 2014. The increase was primarily attributable to higher service charge income, which increased $58,000 from the prior year period. The Company also recorded gains totaling $93,000 from the sale of guaranteed portions of SBA loans during the three months ended March 31, 2015, which increased $20,000 from the prior year period.

During the three months ended March 31, 2015, non-interest expenses increased $219,000 to $4.1 million from $3.9 million for the three months ended March 31, 2014. Compensation and benefit expenses increased $117,000, or 6.0%, from the prior year period due to a higher number of employees, an increase in the company’s 401(k) match and annual merit increases for employees. Other expenses increased $156,000 during the three months ended March 31, 2015 compared with the prior year period due to the settlement of a lawsuit with the Company’s former President & CEO that resulted in a net charge of $135,000.

The Company recorded tax expense of $52,000 for the three months ended March 31, 2015, compared to a tax benefit of $10,000 for the three months ended March 31, 2014.

Results from Operations for the Six Months Ended March 31, 2015

Net income increased $136,000 during the six-month period ended March 31, 2015 compared with the six-month period ended March 31, 2014 due to higher non-interest income, which increased $279,000, and lower provisions for loan loss, which decreased $150,000. Partially offsetting the higher non-interest income and lower provisions for loan loss were higher non-interest expenses, which increased $214,000.

The net interest margin increased by 1 basis point to 3.35% for the six months ended March 31, 2015 compared to 3.34% for the six months ended March 31, 2014. The yield on interest-earning assets fell 7 basis points to 4.01% for the six months ended March 31, 2015 from 4.08% for the six months ended March 31, 2014 primarily due to the lower rate environment. The cost of interest-bearing liabilities fell 10 basis points to 0.81% for the six months ended March 31, 2015 from 0.91% for the six months ended March 31, 2014. The decrease in the cost of interest-bearing liabilities was attributable to the lower rate environment and a more favorable funding composition comprised of a larger percentage of lower-cost deposit account balances.

The Company’s net interest and dividend income increased $16,000, or 0.2%, to $8.0 million during the six month period ended March 31, 2015.

Interest and dividend income decreased $194,000, or 2.0%, to $9.6 million for the six months ended March 31, 2015 compared to the six months ended March 31, 2014. The average balance of interest-earning assets decreased $498,000, or 0.1%, while the yield on such assets decreased 7 basis points to 4.01% for the six months ended March 31, 2015 compared with the prior year period. Interest expense decreased $210,000, or 11.7%, to $1.6 million for the six months ended March 31, 2015 from $1.8 million for the six months ended March 31, 2014. The average balance of interest-bearing liabilities decreased $1.2 million, or 0.3%, between the two periods while the cost on such liabilities fell 10 basis points to 0.81% for the six months ended March 31, 2015 compared with the prior year period.

The provision for loan losses was $590,000 for the six months ended March 31, 2015 compared to $740,000 for the six months ended March 31, 2014. Net charge-offs were $611,000 for the six months ended March 31, 2015 compared to $278,000 for the six months ended March 31, 2014.

The loan charge-offs during the six months ended March 31, 2015 resulted primarily from additional write-downs of loans previously deemed impaired. Eleven non-performing loans totaling $2.5 million were written down by $1.0 million for the six months based on updated valuations of the real estate securing the loans. Of these eleven loans, four totaling $1.0 million at September 30, 2014 were transferred to other real estate owned (“OREO”). There were recoveries totaling $438,000 received during the six month period.

Non-interest income increased $279,000, or 37.9%, to $1.0 million for the six months ended March 31, 2015 compared to the prior year period. The increase was attributable to higher net gains on the sales of assets and higher service charge income. Gains on the sale of investment securities and loans increased $230,000 to $368,000 for the six months ended March 31, 2015 from $138,000 for the six months ended March 31, 2014. In addition, service charge income increased $53,000, or 13.7%, to $440,000.

Non-interest expenses increased $214,000, or 2.8%, to $8.0 million during the six months ended March 31, 2015 from $7.8 million for the six months ended March 31, 2014 primarily due to higher compensation and benefit expenses and other expenses. Compensation and benefit expenses increased $186,000, or 4.8%, from the prior year period due to a higher number of employees, an increase in the company’s 401(k) match and annual merit increases for employees. Other expenses increased $203,000 during the six months ended March 31, 2015 compared with the prior year period primarily due to the settlement of a lawsuit with the Company’s former President & CEO that resulted in a net charge of $135,000. Offsetting these increases were lower OREO and loan servicing expenses, which decreased $119,000 and 96,000, respectively, due to lower levels of OREO and non-performing loans.

The Company recorded tax expense of $124,000 for the six months ended March 31, 2015, compared with $29,000 for the six months ended March 31, 2014.

Balance Sheet Comparison

Total assets increased $9.9 million, or 1.9%, to $540.4 million during the six months ended March 31, 2015 from $530.4 million at September 30, 2014. The change was attributable to an $11.8 million increase in cash and investment securities balances and a $4.5 million increase in net loans, partially offset by a $4.2 million decrease in investment securities and a $1.8 million decrease in OREO.

Cash and interest bearing deposits with banks increased $11.8 million, or 114.7%, to $22.0 million at March 31, 2015 from $10.3 million at September 30, 2014 as deposit inflows and sales of investments and OREO exceeded loan demand.

Total loans receivable increased $4.5 million during the six months ended March 31, 2015 to $411.3 million and were comprised of $172.9 million (41.9%) commercial real estate loans, $157.9 million (38.4%) one-to-four family residential mortgage loans, $36.7 million (8.9%) commercial business loans, $20.5 million (5.0%) home equity lines of credit, $13.0 million (3.2%) construction loans and $10.3 million (2.6%) other loans. Expansion of the portfolio during the six months ended March 31, 2015 occurred primarily in commercial real estate loans, which increased $3.4 million, followed by commercial business loans, which increased $1.6 million.

Total non-performing loans decreased by $1.7 million to $8.1 million at March 31, 2015 from $9.8 million at September 30, 2014. The ratio of non-performing loans to total loans decreased to 1.98% at March 31, 2015 from 2.40% at September 30, 2014.

Included in the non-performing loan totals were fourteen residential mortgage loans totaling $2.1 million, four commercial real estate loans totaling $1.9 million, two commercial business loan totaling $1.7 million, one construction loan totaling $1.7 million, and eight home equity lines of credit totaling $708,000.

During the six months ended March 31, 2015, the allowance for loan losses decreased $21,000 to $2.8 million. The allowance for loan losses as a percentage of non-performing loans increased to 34.5% at March 31, 2015 compared with 29.0% at September 30, 2014. At March 31, 2015, the Company’s allowance for loan losses as a percentage of total loans was 0.68% compared with 0.70% at September 30, 2014. Future increases in the allowance for loan losses may be necessary based on the growth of the loan portfolio, the change in composition of the loan portfolio, possible future increases in non-performing loans and charge-offs, and the possible deterioration of the current economic environment.

Investment securities decreased $4.2 million to $56.8 million at March 31, 2015 from $61.0 million at September 30, 2014. The Company purchased $4.1 million of U.S. Government-sponsored enterprise obligations, received repayments totaling $2.9 million and sold securities totaling $5.4 million during the six months ended March 31, 2015.

Other real estate owned decreased $1.8 million to $15.5 million at March 31, 2015 from $17.3 million at September 30, 2014. The decrease was due to the sale of fifteen properties totaling $4.8 million. The properties were sold for a net gain of $18,000. Offsetting the decline was the addition of eight properties totaling $2.7 million resulting from foreclosure of collateral securing non-performing loans. The Bank is determining the proper course of action for its other real estate owned, which may include holding the properties until the real estate market further improves, marketing the individual properties for sale, or selling multiple properties to a real estate investor.

Total deposits increased $14.5 million, or 3.2%, to $462.9 million during the six months ended March 31, 2015. The increase in deposits occurred in savings accounts, which increased $17.6 million, or 27.1%, to $82.7 million, non-interest bearing checking accounts, which increased $6.3 million, or 7.5%, to $90.6 million, money market accounts, which increased $5.2 million, or 5.1%, to $107.3 million, and interest-bearing checking accounts, which increased $2.6 million, or 5.6%, to $49.6 million. Offsetting these increases was a decrease in certificates of deposit (including individual retirement accounts) of $17.2 million, or 11.5%, to $132.7 million.

Included with the total deposits at March 31, 2015 were $6.5 million in brokered certificates of deposit. At September 30, 2014 brokered certificates of deposit were $9.0 million.

Federal Home Loan Bank of New York advances and securities sold under agreements to repurchase decreased $4.3 million to $26.2 million at March 31, 2015 from $30.5 million at September 30, 2014. Deposit inflows were used to repay maturing long-term advances.

The Company did not repurchase any shares during the six months ended March 31, 2015. Through March 31, 2015, the Company had repurchased 81,000 shares at an average price of $8.33 pursuant to the second stock repurchase plan, which has reduced outstanding shares to 5,815,444.

The Company’s book value per share increased to $7.98 at March 31, 2015 from $7.90 at September 30, 2014. The increase was due to the Company’s results of operations for the six months ended March 31, 2015.

About Magyar Bancorp

Magyar Bancorp is the parent company of Magyar Bank, a community bank headquartered in New Brunswick, New Jersey. Magyar Bank has been serving families and businesses in Central New Jersey since 1922 with a complete line of financial products and services. Today, Magyar operates six branch locations in New Brunswick, North Brunswick, South Brunswick, Branchburg, Bridgewater, and Edison. Please visit us online at www.magbank.com.

Forward Looking Statements

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward- looking terminology, such as “may,” “will,” “believe,” “expect,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those risks previously disclosed in the Company’s filings with the SEC, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services, and with respect to the loans extended by the Bank and real estate owned, the following: risks related to the economic environment in the market areas in which the Bank operates, particularly with respect to the real estate market in New Jersey; the risk that the value of the real estate securing these loans may decline in value; the risk that significant expense may be incurred by the Company in connection with the resolution of these loans; and the risk that expected resolutions of other real estate owned may not occur or may be delayed. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact: John Reissner, 732.214.2083

MAGYAR BANCORP, INC. AND SUBSIDIARY

Selected Financial Data

(Dollars in Thousands, Except Per Share Data)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2015	2014	2015	2014

Income Statement Data:
Interest and dividend income	$4,783	$4,809	$9,588	$9,782
Interest expense	766	863	1,579	1,789
Net interest and dividend income	4,017	3,946	8,009	7,993
Provision for loan losses	170	381	590	740
Net interest and dividend income after
provision for loan losses	3,847	3,565	7,419	7,253
Non-interest income	453	370	1,016	737
Non-interest expense	4,101	3,882	7,982	7,768
Income before income tax expense	199	53	453	222
Income tax expense	52	(10)	124	29
Net income	$147	$63	$329	$193

Per Share Data:
Basic earnings per share	$0.03	$0.01	$0.06	$0.03
Diluted earnings per share	$0.03	$0.01	$0.06	$0.03
Book value per share, at period end	$7.98	$7.84	$7.98	$7.84

Selected Ratios (annualized):
Return on average assets	0.11%	0.05%	0.12%	0.07%
Return on average equity	1.27%	0.55%	1.42%	0.85%
Net interest margin	3.37%	3.33%	3.35%	3.34%

	March 31,	September 30,
	2015	2014
Balance Sheet Data:
Assets	$540,378	$530,430
Loans receivable	411,510	407,030
Allowance for loan losses	2,814	2,835
Investment securities - available for sale, at fair value	6,310	12,070
Investment securities - held to maturity, at cost	50,545	48,963
Deposits	462,908	448,451
Borrowings	26,201	30,500
Shareholders' Equity	46,409	45,932

Asset Quality Data:
Non-performing loans	$8,146	$9,785
Other real estate owned	15,531	17,342
Total non-performing assets	23,677	27,127
Allowance for loan losses to non-performing loans	34.54%	28.97%
Allowance for loan losses to total loans receivable	0.68%	0.70%
Non-performing loans to total loans receivable	1.98%	2.40%
Non-performing assets to total assets	4.38%	5.11%
Non-performing assets to total equity	51.02%	59.06%